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Exhibit 10.5

[LETTERHEAD OF CATHLEEN BLACK]

CONFIDENTIAL

August 6, 2004

Mr. Douglas N. Daft
The Coca-Cola Company
1 Coca-Cola Plaza
Atlanta, Georgia 30313

Dear Doug:

        It was good to talk with you last week, and I truly appreciated the conversation. As we discussed, the following outlines the compensation and benefits you will receive as part of your retirement as Chairman and CEO from The Coca-Cola Company.

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  Your retirement from the Company will be effective December 30, 2004 and you may begin receiving benefits at any time thereafter based on your elections and the terms of the retirement plans. You will receive a summary of benefits under the plan shortly as well as information related to your election choices. I have asked Vicki and her team to prepare an entire package for you.

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  Per our discussion, the Compensation Committee and the Board agreed to release the restrictions on the 200,000 restricted shares that would have been releasable to you in April of 2005. These shares will be released upon your retirement, subject to applicable taxes, and delivered to you as soon as possible according to the terms of the 1989 Restricted Stock Plan. No other restricted shares will be released.

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  You will be eligible for payment of an Annual Incentive bonus in 2004, based on Company and personal performance, in accordance with the terms of the Executive Performance Program and Executive Incentive Plan. This final award will be made when such bonuses are paid to other executives in the Company.

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  All stock options you hold in the Company will, according to their terms, become fully vested upon your retirement and will remain exercisable as provided in the terms of each option grant.

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  You will be eligible for prorated payments for performance periods in progress (2002-2004 and 2003-2005) under the Long Term Incentive Plan, in accordance with the terms of the Plan. These awards will be determined and paid when such payments are made to other executives in the Company.

[LETTERHEAD OF CATHLEEN BLACK]

CONFIDENTIAL

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  Any payments made to you under the Executive Performance Incentive Plan, the Executive Incentive Plan or the Long Term Incentive Plan will be made subject to applicable withholding taxes.

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  Your Thrift and Investment Plan (TIP) and Supplemental Thrift plan benefits, and Deferred Compensation Plan balances will be distributed according to the terms of the plan and the elections you have made.

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  You will become eligible to participate in the Company's retiree medical, dental, vision and prescription drug coverage plans and all other benefits opportunities available to retirees from the Company.

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  For a period of one year after your retirement, through December 30, 2005, the Company will provide secretarial services to support you in any services or activities on behalf of the Company and in any external Board activities in which you engage.

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  The Company will reimburse you for fees incurred related to providing security for your primary residence for a period of five years after your retirement.

        Additional information will be forwarded to you from the Company, and will cover further details on the benefits and plans noted above.

        Doug, we all want to thank you for your commitment and service to the Company. We wish you and Delphine health and happiness in your retirement.

Sincerely yours,

/s/ CATHIE

Cathleen P. Black
Chairman of the Compensation Committee

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  Exhibit 10.5